Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of StockerYale, Inc. on Form S-3 of our report dated February 25, 2005 (except for Note 12 as to which the date is March 22, 2005), relating to the consolidated financial statements and supplemental schedule of StockerYale, Inc. as of and for the years ended December 31, 2004 and 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt with respect to the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-KSB of StockerYale, Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

January 25, 2006